EXHIBIT 5.1

July 15, 2010

The Board of Directors Oilsands Quest Inc. 800,326— 11th Avenue SW Calgary, Alberta, Canada T2R 0C5

Re:	Form S-1 Registration Statement – Opinion of Counsel Registration Statement No. 333-162023 Post-Effective Amendment No. 2

Ladies and Gentlemen:

As Colorado counsel for Oilsands Quest Inc. (the “Company”), a Colorado corporation, we have examined the originals or copies, certified or otherwise identified, of the Articles of Incorporation and Bylaws of the Company, certain corporate records of the Company, including certain minutes of the board of directors as furnished to us by the Company, certificates of public officials and of representatives of the Company, statutes and other records, and instruments and documents pertaining to the Company as a basis for the opinions hereinafter expressed.  In giving such opinions, we have also relied upon certificates of officers of the Company with respect to the accuracy of the factual matters contained in such documents.

We have examined Post-Effective Amendment No. 2 to the Registration Statement on Form S-1 SEC File No. 333-162023 (the “Registration Statement”) to be filed with the Commission on or about July 15, 2010 covering the resale by the Selling Shareholders named therein of up to 90,912,637 shares of the Company’s common stock, $0.001 par value (the “Common Stock”), which (i) were issued pursuant to a private offering on December 23, 2009 (the “Private Shares”), (ii) may be issued upon exchange of the Exchangeable Shares of Oilsands Quest Sask Inc. (the “Exchangeable Shares”),  or (iii) will be issued upon exercise of warrants issued by the Company in May 2009 (the “Warrants”), all as more particularly described in the Registration Statement.

In rendering the opinions set forth below, we have assumed that: (i) all information contained in all documents reviewed by us is true and correct; (ii) all signatures on all documents submitted to us as copies conform to the originals of those documents; (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents; and (iv) each natural person signing any document reviewed by us had the legal capacity to do so.

Based upon the foregoing and subject to the other qualifications and limitations stated in this letter, we are of the opinion that the shares of Common Stock held by the Selling Shareholders and described in the Registration Statement as outstanding prior to effectiveness of the Registration Statement, or issuable thereafter upon exchange of the Exchangeable Shares or exercise of the Warrants, have been or (as the case may be) will have been duly authorized, validly issued, fully paid and non-assessable.

This opinion is limited to the laws of the State of Colorado.  This opinion is made as of the date hereof, and after the date hereof, we undertake no, and disclaim any, obligation to advise you of any change in any matters set forth herein.

 We hereby consent to such use of our name in the Registration Statement and to the filing of this opinion as an Exhibit thereto.  In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Moye White LLP
Moye White LLP